Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 7, 2008, with respect to the consolidated financial statements of Celldex Therapeutics, Inc. and Subsidiary, included in this Current Report on Form 8-K/A of AVANT Immunotherapeutics, Inc., filed with the Securities and Exchange Commission and to its incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-52796, 333-34780, 33-80036, 33-80050, 333-62017, 333-117601 and 333- 117602) and on Form S-3 (File Nos. 333-143112, 333-64704, 333-43204, 333-52736, 33-64021, 333-08607, 333-56755, 333-64761, 333-89341, 333-109583 and 333-106918) of AVANT Immunotherapeutics, Inc.

/s/ Ernst & Young LLP

Metro Park, New Jersey
May 23, 2008